EXHIBIT 21

                       SUBSIDIARIES OF ELECSYS CORPORATION

Subsidiary                                           State of Incorporation

DCI, Inc.                                                     Kansas

NTG, Inc.                                                     Kansas

Airport Systems International, Inc.                           Kansas